FOR IMMEDIATE RELEASE

Arbitron confirms continuous improvement commitments in all PPM markets

NEW YORK; March 2, 2009 – Arbitron Inc. (NYSE: ARB) confirmed today that it has been extending to all PPM markets a number of the key methodological enhancements that the company committed to in its agreements with the Attorneys General of New Jersey, New York and Maryland.

While there is variation in metrics and milestones based on particulars of the local market environments, all of Arbitron PPM customers are in the process of receiving enhancements to the PPM methodology in four key areas:

•	Cell-phone-only sampling

•	Address-based sampling

•	In-Tab compliance rates

•	Response metrics (Sample Performance Indicator or SPI)

In addition, customers in all PPM markets will be seeing an increase in transparency for more of the sample metrics of in the Arbitron PPM survey research, including the distribution of sample by zip code and by cell phone status. Arbitron will also continue to share with all customers any current and future findings of the impact of nonresponse on the PPM service.

“I am committed to continue our focus on the concerns of our PPM market customers in terms of the sample size, sample proportionality and sample quality of our PPM panels. I want to assure the industry that Arbitron is actively engaged in the continuous improvement of our PPM and Diary market services. Thanks to specific customer input, Arbitron is already making good progress on improvements in many operational areas,” said Michael Skarzynski, President and Chief Executive Office, Arbitron Inc. “As an integral part of the company’s continuous improvement programs, Arbitron is on track to meet or exceed 100 percent of the settlement agreement criteria with the Attorneys General of New York, New Jersey and Maryland.”

Cell-phone-only sampling in all PPM markets

Arbitron will increase the sample target for cell-phone-only households in all PPM markets to an average of 15 percent by year-end 2010. In an interim step, the current target of 7.5 percent will be raised to 12.5 percent in PPM markets by year-end 2009. (Monthly milestones within each year will vary by market.)

Address-based sampling in all PPM markets
In keeping with the commitment to increase cell-phone-only sample in all markets, Arbitron is committing to the use of address-based sampling technique for at least 10 percent of its sampling efforts by late 2009 and for at least 15 percent of its recruitment efforts by the end of December 2010 in all PPM markets. (Monthly milestones within each year will vary by market.)

Arbitron has already begun using addressed-based sampling for cell-phone-only households in PPM markets. The initial returns from the first round of address-based sampling are indicating that markets such as Nassau-Suffolk and Middlesex-Somerset-Union have a cell-phone-only penetration that is significantly less than 15 percent.

Daily In-Tab Compliance efforts in all PPM markets
Arbitron is applying its average-daily in-tab benchmark of 75 percent of installed sample to all PPM markets. Arbitron is currently implementing in all PPM markets many of the techniques and methods that Arbitron is using to minimize differential compliance rates in order to fulfill the terms of the New Jersey, New York and Maryland agreements. (Specific programs and techniques are being applied based on an individual market’s in-tab performance.)

Response metric efforts in all PPM markets
The PPM markets that were first recruited in 2008 have received the benefit of the latest response rate and compliance programs starting with the very first recruitment contact. In these markets, SPI metrics are already above the commitments to New Jersey, New York and Maryland.

Arbitron will continue its focus on improving the Sample Performance Indicator in all PPM markets. Based on the progress to date in the company’s response rate programs, Arbitron has informed the MRC that it hopes to achieve a 21 percent SPI average across all PPM markets by the end of 2010.

Arbitron commitments to greater transparency

The company’s commitments to New Jersey, New York and Maryland include greater transparency in terms of information regarding PPM sample composition and other metrics of PPM services. Arbitron intends to provide this additional information in all PPM markets that many of its clients have indicated they would find useful and would help their understanding the strengths and limitations of PPM samples.

Sample distribution by zip code

Arbitron is providing in all PPM markets installation and in-tabulation data by individual zip code, along with market population data for Blacks, Hispanics and others (non-Black or non-Hispanic) for each individual zip code.

Sample composition by cell-phone-only status

Arbitron will continue its practice of publishing the percentages of installed and In-Tab cell-phone-only sample in the front of all monthly Arbitron electronic PPM market reports.

PPM response studies

The company intends for all PPM markets to benefit from the findings of a nonresponse bias study that it will conduct in the New York market by July 15, 2009. Should the findings indicate any measurable statistical bias, Arbitron will inform all clients of the identified sources of that statistical bias in the PPM methodology and will take reasonable measures to address those sources.

Additional initiatives in the continuous improvement programs
The option to see the current composition of the Hispanic sample by country of origin has been a topic of discussion with Hispanic broadcasters.

Arbitron has conducted a test of three markets selected by the Spanish Radio Association (Houston-Galveston, Los Angeles and New York) to determine if asking the country of origin question during one of the regular status calls to PPM households would have an adverse impact on the PPM sample. Early results from the test are indicating that Arbitron would be able to collect and track country of origin without affecting the quality of the sample.

The decision about moving forward with country-of-origin tracking is pending a full analysis of the test.

About the Portable People Meter
The Arbitron Portable People MeterTM system uses a passive audience measurement device – about the size of a small cell phone – to track consumer exposure to media and entertainment, including broadcast, cable and satellite television; terrestrial, satellite and online radio as well as cinema advertising and many types of place-based electronic media. Carried throughout the day by randomly selected survey participants, the PPMTM device can track when and where they watch television, listen to radio as well as how they interact with other forms of media and entertainment.

The PPM detects inaudible codes embedded in the audio portion of media and entertainment content delivered by broadcasters, content providers and distributors. At the end of the day, the meter is placed in a docking station that extracts the codes and sends them to a central computer. The PPM is equipped with a motion sensor, a patented quality control feature unique to the system, which allows Arbitron to confirm the compliance of the PPM survey participants every day.

PPM ratings are based on audience estimates and represent the opinion of Arbitron. PPM ratings, like all audience estimates however derived, should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	absorb costs related to legal proceedings and governmental entity interactions and avoid related fines, limitations, or conditions on our business activities;

•	successfully commercialize our Portable People MeterTM service;

•	successfully manage the impact on our business of the current economic downturn generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience measurement services and methodology in light of governmental regulation, legislation, litigation, activism, or adverse public relations efforts;

•	compete with companies that may have financial, marketing, sales, technical, or other advantages over us;

•	successfully design, recruit and maintain PPM panels that appropriately balance research quality, panel size, and operational cost;

•	successfully develop, implement, and fund initiatives designed to increase sample sizes;

•	complete the Media Rating Council, Inc. (“MRC”) audits of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement business;

•	renew contracts with key customers;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	effectively respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems, such as software systems to support our cell phone-only sampling plans, and new customer services that meet these needs in a timely manner;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, consumer trends including a trend toward increasing incidence of cell phone-only households, privacy concerns, technology changes, and/or government regulations; and

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content and delivery, and advertising in an increasingly competitive environment.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2008, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.